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                                                                      EXHIBIT 99

NEWS                      NOBLE DRILLING CORPORATION                [NOBLE LOGO]
                        10370 RICHMOND AVENUE, SUITE 400
                               HOUSTON, TX 77042
                     PHONE: 713-974-3131 FAX: 713-974-3181

          NOBLE DRILLING CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

         HOUSTON, Texas, June 28, 1995 -- Noble Drilling Corporation announced today that its board of directors has adopted a stockholder rights plan. The plan is designed to assure that the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive takeover tactics to gain control of Noble Drilling without paying all stockholders a fair price.

         James C. Day, Chairman, President and Chief Executive Officer of Noble Drilling, stated: "We do not know of any plan to accumulate Noble Drilling's capital stock for the purpose of obtaining control of the Company, and the rights plan was not adopted in response to any specific takeover proposal. The adoption of stockholder rights plans has become a common practice among United States corporations. It enables a board of directors to better represent the stockholders in a manner that will permit them to realize the long-term value of their investment in the Company. The Noble Drilling rights plan will not and is not intended to prevent a takeover of the Company on terms that are fair to, and are in the best interests of, all stockholders, but it should encourage any person seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."




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         Under the Noble Drilling rights plan, the Company has declared a dividend of one right ("Right") on each share of Common Stock of the Company. Each Right will entitle the holder to purchase one one-hundredth of a share of a new Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company ("Preferred Shares") at an exercise price of $35.00. The Rights are not currently exercisable and will become exercisable only if a person or group acquires beneficial ownership of 15 percent or more of Noble Drilling's outstanding Common Stock or announces a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group of 15 percent or more of the outstanding Common Stock. The Rights are subject to redemption by the Company for $.01 per Right at any time prior to the tenth day after the first public announcement of the acquisition by a person or group of beneficial ownership of 15 percent or more of the Company's Common Stock. The Board of Directors is authorized to reduce the 15 percent thresholds referred to above to not less than 10 percent.

         The Preferred Shares will rank, with respect to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Company, junior to the Company's currently outstanding series of $1.50 Convertible Preferred Stock and to all other series of preferred stock of the Company, unless otherwise specifically determined by the Board of Directors of the Company at the time of authorization.





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         If Noble Drilling is acquired in a merger or other business combination transaction after a person has acquired beneficial ownership of 15 percent or more of the Company's Common Stock, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's shares of common stock having a market value of twice such price. In addition, if a person or group acquires beneficial ownership of 15 percent or more of the Company's Common Stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of Noble Drilling's shares of Common Stock having a market value of twice such price.

         Following the acquisition by a person or group of beneficial ownership of 15 percent or more of the Company's Common Stock and prior to an acquisition of beneficial ownership of 50 percent or more of the Company's Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which will have become null and void and nontransferable), in whole or in part, at an exchange ratio of one share of Common Stock (or one one-hundredth of a Preferred Share) per Right.

         The dividend distribution will be made on July 10, 1995, payable to stockholders of record at the close of business on that date. The Rights will expire on July 10, 2005.

         Further details of the Rights are contained in a letter that will be mailed to all holders of the Company's Common Stock.




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         Noble Drilling Corporation is a major drilling contractor with offshore and land operations in the United States, Canada, the United Kingdom, Africa, Mexico, South America, the Middle East and the Far East. The Company's outstanding Common Stock and $1.50 Convertible Preferred Stock are traded in the NASDAQ/NMS under the symbols "NDCO" and "NDCOO," respectively.



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NDC-149
6/28/95

For more information, contact:
Byron L. Welliver, Senior Vice President - Finance, Treasurer and Controller Noble Drilling Corporation - 713-974-3131